May 2007	Pricing Sheet dated May 11, 2007 relating to
Preliminary Pricing Supplement No. 271 dated April 26, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
PLUS based on the Dow Jones – AIG Commodity IndexSM due June 30, 2008
Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – M AY 1 1 , 2 0 0 7
Issuer:		Morgan Stanley
Aggregate principal amount:		$6,711,000
Stated principal amount:		$1,000 per PLUS
Issue price:		100% ($1,000 per PLUS) (See “Commissions and issue price” below)
Pricing date:		May 11, 2007
Original issue date:		May 18, 2007 (5 business days after the pricing date)
Maturity date:		June 30, 2008
Underlying index:		Dow Jones – AIG Commodity IndexSM
Payment at maturity:	If final index value is greater than initial index value,
       $1,000 + ($1,000 x 300% x index percent increase)
       In no event will the payment at maturity exceed the maximum payment at maturity.
 If final index value is less than or equal to initial index value,
       $1,000 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $1,000.
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		173.442(1)
Final index value:		The official settlement price of the underlying index on the index valuation date
Index valuation date:		June 19, 2008, subject to adjustment for certain market disruption events
Upside leverage factor:		300%
Maximum payment at maturity:		$1,225 (122.50% of the stated principal amount)
CUSIP:		61747YAY1
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(2)	Agent’s Commissions(2)(3)	Proceeds to Company
	Per note	$1,000	$15.00	$985.00
	Total	$6,711,000	$100,665	$6,610,335

(1) The initial price for the underlying index will be the price published or determined by Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp., or its successor. If the initial price as finally determined by the underlying index publisher or its successor differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.

(2) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $995.00 per PLUS. Please see “Syndicate Information” on page 5 in the accompanying preliminary pricing supplement for further details.

(3) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PLUS particularly.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 271 dated April 26, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.